Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (“Agreement”) is made and entered into this 12th day of February, 2009, by and among NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule A attached hereto and made a part hereof (collectively, the “Management Shareholders”). Captialized terms used herein without definition shall have the same meanings assigned to such term in the share exchange agreement entered into by and among the Company, NXT Nutritionals, Inc., a Delaware corporation ( “NXT Nutritionals”), and the shareholders of NXT Nutritionals.

RECITALS

           WHEREAS, in connection within a share exchange transction effective as of the date hereof, the Company issued an aggretate of 22,480,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) to the NXT Shareholders, of which 7,826,000 shares of common stock were issued to the Management Shareholders, in exchange for 100% of the equity interest in NXT Nutritionals (the “Share Exchange”); and

WHEREAS, in order to induce the Company and the Management Shareholders to enter into the Share Exchange, the Management Shareholders have agreed not to sell or otherwise dispose of any shares of the Common Stock that the Management Shareholders presently own on the date hereof (collectively, the “Lock-Up Shares”).

           NOW THEREFORE, for consideration received, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Retain the Shares.

(a)           Except for one million (1,000,000) shares held in escrow pursuant to Unit Purchase Agreement dated October 31, 2008 by and among NXT Nutritionals, Healthy Dairy, LLC, NXT LLC, Healthy Brands, LLC and the Unitholders of Healthy Dairy, LLC and NXT, LLC, the Management Shareholders hereby agree not to sell, assign, transfer, or otherwise dispose of any of the Lock-Up Shares during the period beginning on and including the date hereof, which is also the date of the final closing of the Share Exchage, through the date that is eighteen (18) months following the closing date of the Share Exchange (the “Closing Date”) (the “Lock-Up Period”).

(b)           The Management Shareholders agree and consent to the entry of stop transfer instructions with the Company’s transfer agent for the Company’s Common Stock against transfers of the Lock-Up Shares, if any, by a Management Shareholder in contravention of the restrictions set forth herein. The Management Shareholders understand that their agreement is irrevocable and shall be binding upon their heirs, legal representatives, successors and assigns.

2.           Ownership.    During the Lock-Up Period, the Management Shareholders shall retain all rights of ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof, except as otherwise provided in the Transaction Documents whereby any benefits, rights, title or otherwise shall inure to the Purchasers.

3.    Company and Transfer Agent.  The Company is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized and required to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and/or the Securities Purchase Agreement.

4.           Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Management Shareholders that this Agreement

(a) has been authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company, and

(b) constitutes the legal, valid and binding obligation of the Company.  Neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company.

5.           Additional Documents.  The Management Shareholders and the Company hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company’s legal counsel to carry out the intent of this Agreement.

6.    Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

NXT Nutritionals Holdings, Inc.
718 Richfield Avenue
Kenilworth, New Jersey 07033

with a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attn: Kristina Trauger, Esq.
                Fax: (732) 577-1188

If to a Management Shareholder, to the address set forth on Schedule A attached hereto.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 6.

7.     Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter.

8.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

9.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

10.     Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

11.     Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Shareholder hereto without the prior written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.     Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

13.     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, by facsimile or other electronic transmission, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

NXT NUTRITIONALS HOLDINGS, INC. By: /s/ Francis McCarthy Name: Francis McCarthy Title: Chief Executive Officer

MANAGEMENT SHAREHOLDERS

Name	Signature	Date
Francis McCarthy, President, CEO, CFO, Director	/s/ Francis McCarthy	February 12, 2009
Joshua Rosenbaum, Director	/s/ Joshua Rosenbaum	February 12, 2009
Richard M. Jordan, Director	/s/ Richard M. Jordan	February 12, 2009
Mark A. Giresi, Director	/s/ Mark A. Giresi	February 12, 2009
Theodore Mandes, II, Director	/s/ Theodore Mandes, II	February 12, 2009

Schedule A

Name                                                                                                                                       Shares
Francis McCarthy, President, CEO, CFO, Director	4,136,000
Joshua Rosenbaum, Director	1,910,000
Richard M. Jordan, Director	250,000
Mark A. Giresi, Director	765,000
Theodore Mandes, II, Director	765,000
Total	7,826,000